Exhibit 99.(a)(14)(ii)

Amended Creation and Designation of

Additional Series of Shares of Beneficial Interest of

American Beacon Funds

Pursuant to Article III, Section 1 of the Amended and Restated Declaration of Trust of the American Beacon Funds (the “Trust”) dated August 20, 2019 (“Trust Instrument”), the purpose of this amendment to the Creation and Designation of Additional Series of Shares of Beneficial Interest of American Beacon Funds filed with the Commonwealth of Massachusetts on May 7, 2021, wherein the American Beacon TwentyFour Short Term Bond Fund, a series of the Trust was renamed the American Beacon TwentyFour Sustainable Short Term Bond Fund (the “Fund”), is to correct the designation of shares of beneficial interest (“Shares”) of the Fund.

1.	The Shares of the Fund are designated as R6 Class Shares, Y Class Shares, A Class Shares, and C Class Shares. Each class of Shares has the same rights and obligations, except as provided in the Trust Instrument, the Fund’s Registration Statement on Form N-1A (“Registration Statement”), or by resolution adopted by the Board of Trustees of the American Beacon Funds. The Fund’s Shares shall be offered for sale and redeemed on the terms set forth in the Trust’s Registration Statement.

2.	All rights and preferences of the Fund and the Shares are as set forth in the Trust Instrument and the Amended and Restated Bylaws of the Trust dated August 20, 2019.

IN WITNESS WHEREOF, the undersigned have executed this instrument the  7th  day of October, 2021.

/s/ Gilbert G. Alvarado
Gilbert G. Alvarado

/s/ Joseph B. Armes
Joseph B. Armes

/s/ Gerard J. Arpey
Gerard J. Arpey

/s/ Brenda A. Cline
Brenda A. Cline

/s/ Eugene J. Duffy
Eugene J. Duffy

/s/ Claudia A. Holz
Claudia A. Holz

/s/ Douglas A. Lindgren
Douglas A. Lindgren

/s/ Barbara J. McKenna
Barbara J. McKenna
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